UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 22, 2012

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Ironwood Drive, Minden Nevada	89423
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	775 329 2180

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On March 22, 2012, Spare Backup and Simplexity, LLC., owner of the website Wirefly.com (“Simplexity”) amended their agreement (“Master Digital Platform Contract”), referenced in Spare Backup's June 28, 2011 and April 13, 2010 form 8k filings with the Securities and Exchange Commission, to launch a number of co-branded cloud-based digital platform services. Under the terms of the amendment both parties agreed to extend the Master Digital Performance Contract for a period of thirty six (36) months from the date of this March 19, 2012 amendment. Spare Backup will also complete additional private label and branded websites for Simplexity as part of a progressive rollout with Simplexity's business partners.

Simplexity, a privately held company, is the Internet's leading authorized seller of cell phones and wireless services. Based in Reston, Virginia, Simplexity operates proprietary e-commerce platforms, providing affiliates and marketing partners with integrated solutions for cell phone and wireless product merchandising, activation, logistics and fulfillment. It also creates and maintains web sites for a variety of companies, including many of the largest retailers in the United States. Simplexity's marketing partners include companies such as RadioShack, Sears, Target, Kmart, OverStock, TigerDirect, Newegg and Motorola.to name a few. Simplexity's business and technology solutions include comprehensive inventory and rate plan management, order processing, automated activation, online merchandising, high-level customer care and customer relationship marketing. Wirefly is Simplexity's shopping and comparison site for consumers, bringing online shoppers an unprecedented selection of cell phones and service plans from every major U.S. carrier with the convenience of automated application processing and cell phone activation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: March 22, 2012	By:	/s/ Cery Perle Cery Perle, Chief Executive Officer and President